Exhibit 10.6


        BANK OF NEW HAMPSHIRE

    A division of Banknorth, N.A.

           PROMISSORY NOTE



Principal:  $1,000,000.00

Loan Date:  03-25-2002

Maturity:   03-25-2007

Loan No.:   09421179

Call/Coll:  Account

Officer:    283

Initials:


References in the shaded area are for
Lender's use only and do not limit the
applicability of this document to any
particular loan or item. Any item above containing ***** has been omitted due to text length limitations.


Borrower:	   Micronetics Wireless, Inc.
		   26 Hampshire Drive
		   Hudson, NH  03051


Lender:            Banknorth, N.A.
                   300 Franklin Street
                   Manchester, NH 03101


Principal Amount:  $1,000,000.00


Date of Note:      March 25, 2002


PROMISE TO PAY. Micronetics Wireless, Inc.
("Borrower") promises to pay to Banknorth, N.A.
("Lender"), or order, in lawful money
of the United States of America, the
principal amount of One Millions & 00/100
Dollars ($1,000,000.00), together with
interest on the unpaid principal balance from March 25, 2002, until paid in full.

PAYMENT. Borrower will pay this loan
with the following payment schedule: 19
quarterly consecutive principal payments of
$50,000.00 each, beginning June 25, 2002,
with interest calculated on the unpaid
principal balances at an interest rate
of 6.250% per annum; 19 quarterly consecutive interest payments, beginning June 25, 2002, with interest calculated on the unpaid principal balances at an interest rate of 6.250% per annum; and one principal and interest payment of $50,781.25 on March 25, 2007, with interest calculated on the unpaid principal balances at an interest rate of 6.250% per annum. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note.
Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

APPLICABLE INTERST RATES. Borrower expressly agrees that the interest rates specified in this Note shall be the applicable interest rates due (A) on amounts outstanding during the term of this Note, notwithstanding the rate of interest prescribed by stature from time to time, and (B) with respect to any amounts outstanding on and after the maturity date of this Note.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payment will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full: of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Banknorth, N.A.; 300 Franklin Street; Manchester, NH 03101.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 6.000% of the regularly scheduled payment.

DEFAULT.	Each of the following shall constitute an event of
default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment under this Note.

Other Default. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.
Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance in this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorney's fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of New
Hampshire.  This Note has been accepted by Lender in the State of New
Hampshire.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 of Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, saving, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by All Business Assets, whether now owned or hereafter acquired, whether now existing or hereafter arising and wherever located as evidenced by UCC's on file.
FINANCIAL PROVISION. One hundred twenty (120) days after the end of each fiscal year, Borrower will provide Lender with the most current annual audited financial statement, quarterly receipt of 10-Q report required within 60 days of each quarter end, and any other additional financial and

In connection with the loan transaction consummated on March 25, 2002, between Banknorth, N.A., which is organized under the laws of the United States, with a principal place of business at 300 Franklin Street, Manchester, NH 03101, ("Lender"); and Micronetics Wireless, Inc., with a mailing address of 26 Hampshire Drive, Hudson, NH 03051, ("Borrower"), Borrower is hereby informed pursuant to NHRSA 399-B that Borrower shall pay the following:

INTEREST. Pursuant to a Note of even date, Borrower shall pay interest on the loan having an original principal balance of One Million & 00/100 Dollars ($1,000,000.00), with interest per annum of 6.250%. Interest on this loan is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principle balance, multiplied by the actual number of days the principal balance is outstanding. Whenever increases occur in the interest rate, Lender, at Lender's option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (B) increase Borrower's payments to cover accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment.

APPLICABLE INTEREST RATE. Borrower expressly agrees that the interest rate specified in this loan shall be the applicable interest rate due, notwithstanding the rate of interest prescribed by statute from time to time, (A) on amounts outstanding during the term of the Loan, and (B) on amounts outstanding on and after the maturity date of the Loan, demand, the initiation of suit for collection, or the initiation of any foreclosure proceedings with respect to any collateral securing any portion of the Loan. The aforementioned interest rate shall be applicable to (except to the extent expressly provided to the contrary in any of the loan documents), and shall accrue on account of, any and all amounts owing by Borrower, other than unpaid interest, under each of the documents executed in connection with this Loan.

ORIGINATION FEE. There are no origination fees on this loan.

OTHER CHARGES. Borrower has paid or will pay the following other charges in connection with this Loan:

	Credit Availability.	$_________________

	Annual Fee.		$_________________

	Overdraft Fee.		$_________________

Late Charges. If a payment is 15 days or more late, Borrower will be charged 6.000% of the regularly scheduled payment.

Dishonored Item Fee. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

Credit Life Insurance. Type of Insurance Purchased: No
Insurance Purchased.

PREPAYMENT.

EXPENSES. Borrower shall pay legal costs and expenses incurred in the preparation of documents and the closing of the transaction and related expenses, including filing and recording fees, in the estimated amount as described below. The actual amount of such costs and expenses may be somewhat more or less than estimated.


          Amount Financed Itemization
          ===========================

Amount paid to Borrower directly:	$1,000,000.00
 $1,000,000.00 Lender's Check #
     			                 ____________

Note Principal:				$1,000,000.00

Prepaid Finance Charges:			$0.00

In Cash:					$0.00

Amount Financed:			$1,000,000.00


BORROWER ACKNOWLEDGES RECEIPT OF A COPY OF THIS STATEMENT AT THE LOAN CLOSING HELD ON THIS DATE AND ACKNOWLEDGES AGREEMENT WIH THE TERMS HEREOF.

BORROWER:

MICRONETICS WIRELESS, INC.


By: /s/Richard S. Kalin
   _______________________
   Richard S. Kalin,
   President of Micronetics Wireless, Inc.